Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2018 Results, Issues First-Quarter and Full-Year 2019 Guidance

  Revenue of $2,688 million for the fourth quarter and $10,412 million for the full year
  Adjusted EBITDA of $583 million for the fourth quarter and $2,224 million for the full year
  GAAP Diluted Earnings per Share of $0.34 for the fourth quarter and $1.24 for the full year
  Adjusted Diluted Earnings per Share of $1.50 for the fourth quarter and $5.55 for the full year
  Record quarter of R&D Solutions contracted services Net New Business, resulting in a book-to-bill ratio of 1.7x for the quarter
  Full-year contracted services Net New Business growth of 28.9 percent, contributing to total backlog of over $17.1 billion
  $604 million of share repurchase completed during the fourth quarter; $1.4 billion of share repurchase completed in 2018; authorization increased by $2.0 billion
  Full-year 2019 revenue guidance of $10,900 million to $11,125 million, Adjusted EBITDA of $2,375 million to $2,425 million and Adjusted Diluted Earnings per Share of $6.20 to $6.40

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 14, 2019--IQVIA Holdings Inc. (“IQVIA”) (NYSE: IQV), a leading global provider of advanced analytics, technology solutions, and contract research services to the life sciences industry, today reported financial results for the quarter and year ended December 31, 2018.

On January 1, 2018, IQVIA adopted ASC 606 “Revenue from Contracts with Customers” as required by the Financial Accounting Standards Board. Under this standard, IQVIA recognizes revenue in the Research & Development Solutions segment on a percentage of completion basis. Additionally, ASC 606 requires that service revenue and reimbursed expense revenue be consistently presented as one line on the income statement. Unless stated otherwise, all financial information that follows has been provided under ASC 606.

This will be the last reminder of the accounting change, as following the fourth quarter, IQVIA has passed the anniversary of ASC 606 adoption, which will be the basis for all reporting going forward.

Fourth-Quarter 2018 Operating Results
Revenue for the fourth quarter of $2,688 million increased 6.6 percent on a reported basis and 8.1 percent at constant currency, compared to the fourth quarter of 2017. Technology & Analytics Solutions (TAS) revenue of $1,127 million grew 8.8 percent reported and 10.9 percent at constant currency. Research & Development Solutions (R&DS) revenue of $1,368 million grew 7.8 percent reported and 8.7 percent at constant currency. Contract Sales & Medical Solutions (CSMS) revenue of $193 million declined 10.6 percent reported and 8.8 percent at constant currency.

Fourth-quarter 2018 Adjusted EBITDA of $583 million increased 10.8 percent reported and 9.7 percent at constant currency, compared to the fourth quarter of 2017. GAAP net income was $69 million and GAAP diluted earnings per share was $0.34. Adjusted Net Income of $307 million grew 17.6 percent, and Adjusted Diluted Earnings per Share of $1.50 grew 23.0 percent.

“We closed 2018 with a strong quarter, and delivered results at the high end of, or above our financial targets, capping a year of outstanding performance,” said Ari Bousbib, chairman and CEO of IQVIA. “Our clinical development team had another record quarter of contracted net new business, and our technology team continued to add impressive new client wins for our OCE SaaS platform. As we enter the third year of our merger integration, we are pleased to see the beginning of top line acceleration in both our R&DS and TAS businesses. We are also encouraged that our CSMS business is showing positive signs of stabilization as we head into 2019. Across all our businesses, the IQVIA team is building momentum to further accelerate growth beyond 2019.”

Full-Year 2018 Operating Results
Revenue of $10,412 million for the full year of 2018 increased 7.3 percent reported and 6.8 percent at constant currency, compared to the full year of 2017. TAS revenue of $4,137 million grew 12.4 percent reported and 12.1 percent at constant currency. R&DS revenue of $5,465 million grew 7.1 percent reported and 6.5 percent at constant currency. CSMS revenue of $810 million declined 11.5 percent reported and 12.2 percent at constant currency.

R&DS contracted backlog, including reimbursed expenses, was $17.13 billion at December 31, 2018. The company expects approximately $4.8 billion of this backlog to convert to revenue in the next twelve months. For comparability during 2018, IQVIA is reporting R&DS net new business on a contracted basis excluding reimbursed expenses. Under this approach, R&DS contracted net new business of $5.85 billion for the twelve months ended December 31, 2018 grew 28.9 percent compared to the twelve months ended December 31, 2017. R&DS contracted net new business for the quarter ending December 31, 2018 was $1.7 billion, representing a contracted book-to-bill ratio (excluding reimbursed expenses) of 1.7x for the fourth quarter of 2018.

For the full year of 2018, Adjusted EBITDA of $2,224 million increased 10.6 percent reported and 9.9 percent at constant currency, compared to the full year of 2017. GAAP net income was $259 million and GAAP diluted earnings per share was $1.24. Adjusted Net Income of $1,156 million for the full year of 2018 grew 14.0 percent, and Adjusted Diluted Earnings per Share of $5.55 grew 22.0 percent.

Financial Position
As of December 31, 2018, cash and cash equivalents were $891 million and debt was $11,007 million, resulting in net debt of $10,116 million. At the end of the fourth quarter of 2018, IQVIA’s Gross Leverage Ratio was 4.9 times, and Net Leverage Ratio was 4.5 times, trailing twelve month Adjusted EBITDA.

Share Repurchase
The company repurchased $604 million of its common stock during the fourth quarter of 2018, including a repurchase of $247 million from IQVIA’s remaining private equity sponsors towards the end of the quarter. Full-year 2018 share repurchases totaled $1.4 billion.

On February 13, 2019, the IQVIA board approved an increase of the share repurchase authorization by $2.0 billion, bringing remaining authorizations to approximately $2.3 billion.

Full-Year 2019 Guidance
IQVIA expects full-year 2019 revenue between $10,900 million and $11,125 million, Adjusted EBITDA between $2,375 million and $2,425 million and Adjusted Diluted Earnings per Share between $6.20 and $6.40. Full-year 2019 segment revenue guidance is as follows:

($ millions)	Guidance (1)	VPY% CFx (1)	VPY% AFx (1)
TAS	$4,350 - $4,425	6.7% - 8.6%	5.1% - 7.0%
R&DS	$5,750 - $5,900	6.0% - 8.8%	5.2% - 8.0%
CSMS	~$800	~flat	~(1.2)%
Revenue	$10,900 - $11,125	5.8% - 7.9%	4.7% - 6.8%
1. Guidance dollars are at actual foreign currency exchange rates. CFx is constant currency, AFx is actual currency.

First-Quarter 2019 Guidance
IQVIA expects first-quarter 2019 revenue between $2,630 million and $2,680 million, Adjusted EBITDA between $575 million and $590 million and Adjusted Diluted Earnings per Share between $1.48 and $1.53.

This financial guidance assumes foreign currency exchange rates at January 1, 2019 remain in effect for the remainder of the year.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth quarter and full year 2018 financial results and 2019 guidance. To participate, please dial 1-800-919-0370 in the United States and Canada or +1-212-231-2935 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the IQVIA website at http://ir.iqvia.com. An archived replay of the webcast will be available online at http://ir.iqvia.com after 1:00 p.m. Eastern Time today.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and contract research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With more than 58,000 employees, IQVIA conducts operations in more than 100 countries.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our 2019 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards, including the impact of the changes to the revenue recognition standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our 2019 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

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Table 1
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues	$2,688	$2,521	$10,412	$9,702
Costs of revenue, exclusive of depreciation and amortization	1,742	1,607	6,746	6,301
Selling, general and administrative expenses	443	469	1,716	1,622
Depreciation and amortization	294	278	1,141	1,011
Impairment charges	—	—	—	40
Restructuring costs	2	25	68	63
Income from operations	207	142	741	665
Interest income	(3)	(2)	(8)	(7)
Interest expense	106	97	414	346
Loss on extinguishment of debt	—	(2)	2	19
Other expense, net	—	16	5	13
Income before income taxes and equity in earnings of unconsolidated affiliates	104	33	328	294
Income tax expense (benefit)	30	(999)	59	(992)
Income before equity in earnings of unconsolidated affiliates	74	1,032	269	1,286
Equity in earnings of unconsolidated affiliates	2	3	15	10
Net income	76	1,035	284	1,296
Net income attributable to non-controlling interests	(7)	(8)	(25)	(19)
Net income attributable to IQVIA Holdings Inc.	$69	$1,027	$259	$1,277
Earnings per share attributable to common stockholders:
Basic	$0.34	$4.91	$1.27	$5.86
Diluted	$0.34	$4.79	$1.24	$5.74
Weighted average common shares outstanding:
Basic	199.5	209.3	203.7	217.8
Diluted	204.1	214.2	208.2	222.6

Table 2
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(preliminary and unaudited)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$891	$959
Trade accounts receivable and unbilled services, net	2,394	2,097
Prepaid expenses	151	146
Income taxes receivable	69	47
Investments in debt, equity and other securities	47	46
Other current assets and receivables	322	259
Total current assets	3,874	3,554
Property and equipment, net	434	440
Investments in debt, equity and other securities	41	8
Investments in unconsolidated affiliates	101	70
Goodwill	11,800	11,850
Other identifiable intangibles, net	5,951	6,591
Deferred income taxes	109	109
Deposits and other assets	239	235
Total assets	$22,549	$22,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$437	$322
Accrued expenses	1,858	1,664
Unearned income	1,007	985
Income taxes payable	100	72
Current portion of long-term debt	100	103
Other current liabilities	32	10
Total current liabilities	3,534	3,156
Long-term debt, less current portion	10,907	10,122
Deferred income taxes	736	895
Other liabilities	418	440
Total liabilities	15,595	14,613
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital,
400.0 shares authorized at December 31, 2018 and 2017,
$0.01 par value,251.5 and 249.5 shares issued at December 31, 2018
and 2017, respectively	10,901	10,782
Retained earnings	807	538
Treasury stock, at cost, 54.0 and 41.4 shares at December 31, 2018
and 2017, respectively	(4,770)	(3,374)
Accumulated other comprehensive (loss) income	(224)	49
Equity attributable to IQVIA Holdings Inc.’s stockholders	6,714	7,995
Non-controlling interests	240	249
Total stockholders’ equity	6,954	8,244
Total liabilities and stockholders’ equity	$22,549	$22,857

Table 3
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(preliminary and unaudited)

	Year Ended
	December 31,
	2018	2017
Operating activities:
Net income	$284	$1,296
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,141	1,011
Amortization of debt issuance costs and discount	11	9
Amortization of accumulated other comprehensive loss
on terminated interest rate swaps	—	3
Stock-based compensation	113	106
Impairment of goodwill and identifiable intangible assets	—	40
Gain on disposals of property and equipment, net	—	(1)
Earnings from unconsolidated affiliates	(15)	(10)
Loss (gain) on investments, net	3	(8)
Benefit from deferred income taxes	(177)	(1,221)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	(297)	(141)
Prepaid expenses and other assets	(66)	(54)
Accounts payable and accrued expenses	368	90
Unearned income	7	(68)
Income taxes payable and other liabilities	(118)	(82)
Net cash provided by operating activities	1,254	970
Investing activities:
Acquisition of property, equipment and software	(459)	(369)
Acquisition of businesses, net of cash acquired	(309)	(854)
Disposition of business, net of cash disposed	—	12
(Purchases) sales of marketable securities	(4)	2
Investments in unconsolidated affiliates, net of payments received	(17)	15
Investments in equity securities	(23)	—
Other	2	4
Net cash used in investing activities	(810)	(1,190)
Financing activities:
Proceeds from issuance of debt	1,631	5,242
Payment of debt issuance costs	(22)	(50)
Repayment of debt	(732)	(2,883)
Proceeds from revolving credit facility	2,445	1,921
Repayment of revolving credit facility	(2,329)	(1,767)
Principal payments on capital lease obligations	—	(2)
Proceeds related to employee stock option plans	15	91
Repurchase of common stock	(1,405)	(2,620)
Distributions to non-controlling interests, net	(31)	—
Contingent consideration and deferred purchase price payments	(24)	(4)
Net cash used in financing activities	(452)	(72)
Effect of foreign currency exchange rate changes on cash	(60)	53
Decrease in cash and cash equivalents	(68)	(239)
Cash and cash equivalents at beginning of period	959	1,198
Cash and cash equivalents at end of period	$891	$959

Table 4
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(in millions)
(preliminary and unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Income Attributable to IQVIA Holdings Inc.	$69	$1,027	$259	$1,277
Provision for (benefit from) income taxes	30	(999)	59	(992)
Depreciation and amortization	294	278	1,141	1,011
Interest expense, net	103	95	406	339
Income in unconsolidated affiliates	(2)	(3)	(15)	(10)
Income from non-controlling interests	7	8	25	19
Deferred revenue purchasing accounting adjustments	1	5	7	15
Stock-based compensation	35	24	113	106
Other expense, net	—	22	27	37
(Gain) loss on extinguishment of debt	—	(2)	2	19
Impairment charges	—	—	—	40
Restructuring and related charges	2	25	68	63
Acquisition related charges	12	17	50	44
Integration related costs	32	29	82	42
Adjusted EBITDA	$583	$526	$2,224	$2,010

Note: Numbers may not add to total due to rounding.

Table 5
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Income Attributable to IQVIA Holdings Inc.	$69	$1,027	$259	$1,277
Provision for (benefit from) income taxes	30	(999)	59	(992)
Purchase accounting amortization	212	217	863	770
Income in unconsolidated affiliates	(2)	(3)	(15)	(10)
Income from non-controlling interests	7	8	25	19
Deferred revenue purchasing accounting adjustments	1	5	7	15
Stock-based compensation	35	24	113	106
Other expense, net	—	22	27	37
(Gain) loss on extinguishment of debt	—	(2)	2	19
Impairment charges	—	—	—	40
Royalty hedge gain	2	—	—	8
Restructuring and related charges	2	25	68	63
Acquisition related charges	12	17	50	44
Integration related costs	32	29	82	42
Adjusted Pre Tax Income	$400	$369	$1,540	$1,437
Adjusted tax expense	(84)	(98)	(350)	(395)
Income from non-controlling interests	(7)	(8)	(25)	(19)
Minority interest effect in non-GAAP adjustments (1)	(2)	(4)	(9)	(11)
Adjusted Net Income	$307	$261	$1,156	$1,014

Adjusted earnings per share attributable to common stockholders:
Basic	$1.54	$1.25	$5.68	$4.66
Diluted	$1.50	$1.22	$5.55	$4.55
Weighted-average common shares outstanding:
Basic	199.5	209.3	203.7	217.8
Diluted	204.1	214.2	208.2	222.6

(1) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.
Note: Numbers may not add to total due to rounding.

Table 6
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF DECEMBER 31, 2018
(in millions)
(preliminary and unaudited)

Gross Debt, net of Original Issue Discount, as of December 31, 2018	$11,007
Net Debt as of December 31, 2018	$10,116
Adjusted EBITDA for the year ended December 31, 2018	$2,224
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	4.9	x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.5	x

CONTACT:
Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732